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[LOGO] Santander Serfin

       Banco Santander Mexicano, S.A.
       Institucion de Banca Multiple
       Grupo Financiero Santander Serfin

                                                                   Ref: 6032-001

                                                                 August 28, 2003

Centro Distribuidor de Cemento, S.A. de C.V.
Ave. Constitucion 444 Pte.
64000 Monterrey, Nuevo Leon, Mexico

                               Amendment Agreement

This Amendment Agreement is made as of August 28, 2003, between Banco Santander Mexicano, S.A., Institucion de Banca Multiple, Grupo Financiero Santander Serfin ("Party A") and Centro Distribuidor de Cemento, S.A. de C.V. ("Party B").

Whereas, Party A and Party B are parties to a certain ISDA Master Agreement, dated as of February 14, 2003 (as the same may be amended, modified or supplemented from time to time, (the "Agreement")), pursuant to which Party A and Party B entered into a transaction on April 7, 2003 (the "Transaction") documented in a Confirmation with a Party A reference number of 001 dated April 7, 2003 (the "Confirmation").

Whereas, Party A and Party B desire to amend the Confirmation.

Now therefore, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.   Amendment.

     Effective as of and from August 28, 2003, the Confirmation is hereby amended by restating the Number of Shares, Equity Notional Amount, Initial Price, Forward Price, FX Rate//1// and Initial Amount as follows:

     Number of Shares:             9,769,000

     Equity Notional Amount:       USD 48,017,878.30

     Initial Price:                USD 4.915332

     Forward Price:                USD 4.962094

     Initial Amount:               USD 48,474,696.30

     FX Rate//1//:                 10.925 MXN per USD

2.   Additional Provisions.

     In consideration of such amendment to the Confirmation, Party A shall pay to Party B the sum of MXN 60,155,660.96 for value September 1, 2003, using the account details contained in the Confirmation.

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[LOGO] Santander Serfin

       Banco Santander Mexicano, S.A.
       Institucion de Banca Multiple
       Grupo Financiero Santander Serfin

                                                                   Ref: 6032-001

3.   Representations.

     Each of the parties hereto hereby makes all of the representations set forth in Section 3(a) of the Agreement as of the date of this Amendment Agreement.

4.   Successors and Assigns.

     This Amendment Agreement shall be binding upon and inure to the benefit of each of the parties hereto and its respective successors and assigns.

5.   Counterparts.

     This Amendment Agreement may be executed in counterparts by the parties hereto, each of which when so executed shall be an original, but all such counterparts taken together shall constitute one and the same instrument.

6.   Amendment.

     None of the provisions hereof may be waived, altered or amended, except by an instrument in writing executed by each of the parties hereto.

7.   Governing Law.

     This Amendment Agreement shall be construed in accordance with and governed by the laws specified in Part 4(g) of the Schedule to the Agreement.

In witness whereof, the parties hereto have caused this Amendment Agreement to be executed by their respective authorized officers.

Banco Santander Mexicano, S.A.
Institucion de Banca Multiple,            Centro Distribuidor de Cemento, S.A.
Grupo Financiero Santander Serfin         de C.V.


By: /s/  Luis Antono Floras Ballesteros    By:
    -----------------------------------       ----------------------------------
Name: Luis Antono Floras Ballesteros      Name:
Title: Apoderado                          Title:


By: /s/ Jose Alberto Portilla Luhrs       By:
    -------------------------------           ----------------------------------
Name: Jose Alberto Portilla Luhrs         Name:
Title: Apoderado                          Title:

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